Towerstream Reports First Quarter 2012 Results

MIDDLETOWN, R.I., May 10, 2012 – Towerstream Corporation (NASDAQ: TWER), a leading 4G and Wi-Fi/ Small Cell Network Services provider, announced results for the first quarter ended March 31, 2012.

First Quarter Operating Highlights

•	Revenues increased 9% to $7.8 million during the first quarter 2012 compared to the fourth quarter 2011 and increased 31% compared to the first quarter 2011
•	Adjusted EBITDA profitability, excluding non-recurring expenses and costs associated with the Wi-Fi network investment, increased to $1.4 million for the first quarter 2012 compared to $1.3 million for the fourth quarter 2011 and compared to $0.8 million for the first quarter 2011
•	Customer churn for the first quarter 2012 was 1.58% and remained within or below the Company’s target range of 1.4% to 1.7% for the tenth consecutive quarter.

Management Comments

“We are very pleased with the progress we are making with the carriers with our Wi-Fi and Small Cell rooftop assets,” stated Jeff Thompson, Chief Executive Officer. “We believe that we have positioned the Company to become one of the leaders in Small Cell rooftops leasing and operating during one of the biggest network upgrades in the history of Mobile broadband.”

“Adjusted EBITDA profitability from core services continued to improve in the first quarter,” stated Joseph Hernon, Chief Financial Officer. “We are expanding investment in our Wi-Fi offload program into additional markets based on the strong interest in these services in major urban areas.”

Selected Financial Data and Key Operating Metrics

(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	3/31/2012	12/31/2011	3/31/2011
Selected Financial Data
Revenues	$7,819	$7,185	$5,953
Gross margin	61%	64%	75%
Adjusted gross margin excluding Wi-Fi network expenses	72%	72%	75%
Depreciation and amortization	3,281	2,651	1,975
Core operating expenses (1)(2)	5,840	5,109	3,986
Operating loss (1)	(4,370)	(3,164)	(1,514)
Gain on business acquisition	-	1,186	-
Net loss (1)	(4,380)	(2,080)	(1,513)
Adjusted EBITDA (2)	(520)	(63)	593
Non-recurring expenses	334	200	49
Wi-Fi network expenses	1,632	1,181	121
Adjusted EBITDA excluding non-recurring and Wi-Fi network expenses(2)	1,446	1,318	763
Capital expenditures
Wireless broadband	$3,813	$3,052	$1,532
Wi-Fi network	2,048	1,071	1,088

Key Operating Metrics
Churn rate (2)	1.58%	1.43%	1.56%
ARPU (2)	$706	$710	$688
ARPU of new customers (2)	545	612	558

(1) Includes stock-based compensation of $524, $419 and $106, respectively.

(2) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

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Operating Outlook and Guidance

•	Revenues for the second quarter 2012 are expected to range between $8.0 million to $8.1 million.

•	Adjusted EBITDA profitability is expected to range between $1.3 million to $1.5 million.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”). Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business. EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) nonmonetary transactions, and (iii) business acquisitions. Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs. We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

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The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth. The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period. We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR. ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues. Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi network expenses, has been reconciled to Net loss as follows:

(All dollars are in thousands)

	Three months ended
	3/31/2012	12/31/2011	3/31/2011
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi network expenses	$1,446	$1,318	$763
Depreciation and amortization	(3,281)	(2,651)	(1,975)
Non-recurring expenses, primarily acquisition-related	(334)	(200)	(49)
Wi-Fi network expenses	(1,632)	(1,181)	(121)
Stock-based compensation	(524)	(419)	(106)
Loss on property and equipment	(12)	(16)	(18)
Loss on nonmonetary transactions	(33)	(15)	(8)
Interest expense	(22)	(8)	(3)
Gain on business acquisition	-	1,186	-
Other income (expense), net	(5)	(1)	(2)
Interest income	17	25	6
Provision for income taxes	-	(118)	-
Net loss	$(4,380)	$(2,080)	$(1,513)

Summary Condensed Consolidated Financial Statements

(All dollars are in thousands except per share amounts)

Statement of Operations	(Unaudited)
	Three months ended March 31,
	2012	2011

Revenues	$7,819	$5,953

Operating Expenses
Cost of revenues (exclusive of depreciation)	3,068	1,506
Depreciation and amortization	3,281	1,975
Customer support services	1,068	771
Sales and marketing	1,430	1,340
General and administrative	3,342	1,875
Total Operating Expenses	12,189	7,467
Operating Loss	(4,370)	(1,514)
Other Income (Expense)
Interest income	17	6
Interest expense	(22)	(3)
Other income (expense), net	(5)	(2)
Total Other Income (Expense)	(10)	1
Net Loss	$(4,380)	$(1,513)

Net loss per common share	$(0.08)	$(0.04)
Weighted average common shares outstanding – basic and diluted	54,312	42,210

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Analysis of First Quarter Results of Operations

Revenues for the first quarter 2012 increased 9% from the fourth quarter 2011 and increased 31% compared to the first quarter 2011. These increases were driven by a 24% growth in our customer base from approximately 2,900 customers at the end of the first quarter 2011 to approximately 3,600 at the end of the first quarter 2012.

ARPU of new customers decreased 11% in the first quarter 2012 compared to the fourth quarter 2011 and decreased 2% compared to the first quarter 2011. The sequential decrease related to a higher relative percentage of new customers purchasing lower ARPU bandwidth in the first quarter 2012 compared to the fourth quarter 2011. ARPU of all customers in the first quarter 2012 decreased 1% compared to the fourth quarter 2011 and increased 3% compared to the first quarter 2011.

Customer churn during the first quarter 2012 was 1.58% compared to 1.43% during the fourth quarter 2011 and 1.56% during the first quarter 2011. Our churn rate was within our targeted range of 1.4% to 1.7% and remains low compared to industry averages.

Cost of revenue increased 19% in the first quarter 2012 compared to the fourth quarter 2011 and increased by slightly greater than 100% compared to the first quarter 2011. The Company spent $0.8 million in the first quarter 2012 related to the construction of its Wi-Fi network as compared to $0.6 million in the fourth quarter 2011 and basically zero in the first quarter 2011. The increase also related to additional network expenses associated with the acquisition of One Velocity and Color Broadband.

Depreciation expense increased 14% in the first quarter 2012 compared to the fourth quarter 2011 and increased 68% compared to the first quarter 2011. The base of depreciable assets was 11% higher at the end of the first quarter 2012 as compared to the fourth quarter 2011 and 62% higher compared to the first quarter of 2011. The increased depreciable base reflects continued growth in the core business as well as spending on the Wi-Fi network.

Amortization expense increased 51% in the first quarter 2012 compared to the fourth quarter 2011 and increased 63% compared to the first quarter 2011. The year-over-year increase relates to customer based intangible assets recorded in connection with the acquisitions of One Velocity in the second quarter 2011 and Color Broadband in the fourth quarter 2011.

Customer support expenses increased 9% in the first quarter 2012 compared to the fourth quarter 2011 and increased 38% compared to the first quarter 2011. These increases related to staffing additions and other costs incurred to support a customer base which increased 24% over the one year period.

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Sales and marketing expenses increased 14% in the first quarter 2012 compared to the fourth quarter 2011 and increased 7% compared to the first quarter 2011. These increases primarily related to higher payroll costs.

General and administrative expenses increased 16% in the first quarter 2012 compared to the fourth quarter 2011 and increased 78% compared to the first quarter 2011. Costs associated with the Wi-Fi network totaled approximately $0.6 million in the first quarter 2012 compared to approximately $0.4 million in the fourth quarter 2011 and approximately $0.1 million in the first quarter 2011. The year-over-year increase also relates to higher employee stock-based compensation, acquisition costs and information technology spending.

Capital expenditures totaled $5.9 million for the first quarter 2012 as compared to $4.1 million for the fourth quarter 2011 and $2.6 million for the first quarter 2011. The Company spent $2.0 million in the first quarter 2012 related to the construction of its Wi-Fi network, and $1.1 million in the fourth quarter 2011 and $1.1 million in the first quarter 2011.

Balance Sheet (All dollars are in thousands)
	(Unaudited) March 31, 2012	(Audited) December 31, 2011
Assets
Current Assets
Cash and cash equivalents	$38,675	$44,672
Other	1,767	1,216
Total Current Assets	40,442	45,888

Property and equipment, net	31,148	27,531

Other assets	9,345	10,218

Total Assets	80,935	83,637

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	5,057	3,564
Deferred revenues and other	1,999	2,277
Total Current Liabilities	7,056	5,841

Long-Term Liabilities	522	651
Total Liabilities	7,578	6,492

Stockholders’ Equity
Common stock	54	54
Additional paid-in-capital	120,062	119,470
Accumulated deficit	(46,759)	(42,379)
Total Stockholders’ Equity	73,357	77,145
Total Liabilities and Stockholders’ Equity	$80,935	$83,637

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Statement of Cash Flows (Unaudited)	Three months ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(4,380)	$(1,513)
Non-cash adjustments:
Depreciation & amortization	3,281	1,975
Stock-based compensation	524	106
Other	21	25
Changes in operating assets and liabilities	(636)	684
Net Cash Provided (Used in) By Operating Activities	(1,190)	1,277

Cash Flows From Investing Activities
Acquisitions of property and equipment	(4,618)	(2,620)
Other	(126)	(9)
Net Cash Used In Investing Activities	(4,744)	(2,629)

Cash Flows From Financing Activities
Repayment of capital leases	(131)	(20)
Proceeds from stock issuances	68	205
Net Cash (Used in) Provided By Financing Activities	(63)	185

Net Decrease In Cash and Cash Equivalents	(5,997)	(1,167)
Cash and Cash Equivalents – Beginning	44,672	23,173
Cash and Cash Equivalents – Ending	$38,675	$22,006

Market data for the three months ended March 31, 2012

(All dollars are in thousands)

Market	Revenues	Cost of Revenues	Gross Margin (1)		Operating Costs	Adjusted Market EBITDA
Los Angeles	$1,967	$580	$1,387	71%	$351	$1,036
Boston	1,689	394	1,295	77%	266	1,029
New York	1,648	1,102	546	33%	353	193
Chicago	861	274	587	68%	158	429
Las Vegas-Reno	432	153	279	65%	40	239
Miami	419	88	331	79%	102	229
San Francisco	377	176	201	53%	84	117
Providence-Newport	108	40	68	63%	30	38
Seattle	116	63	53	46%	27	26
Dallas-Fort Worth	169	83	86	51%	78	8
Nashville	9	13	(4)	0%	9	(13)
Philadelphia	24	16	8	33%	22	(14)
Total	$7,819	$2,982	$4,837	62%	$1,520	$3,317

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA						$3,317
Centralized costs						(1,064)
Corporate expenses						(2,818)
Depreciation and amortization						(3,281)
Stock-based compensation						(524)
Other income (expense)						(10)
Net loss						$(4,380)

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Market data for the three months ended March 31, 2011

(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Boston	$1,653	$394	$1,259	76%	$222	$1,037
New York	1,448	340	1,108	77%	332	776
Los Angeles	950	174	776	82%	261	515
Chicago	817	227	590	72%	185	405
San Francisco	349	60	289	83%	93	196
Miami	301	69	232	77%	103	129
Seattle	136	53	83	61%	29	54
Providence/Newport	119	41	78	66%	27	51
Dallas-Fort Worth	144	81	63	44%	65	(2)
Nashville	16	8	8	50%	12	(4)
Philadelphia	20	13	7	35%	28	(21)
Total	$5,953	$1,460	$4,493	75%	$1,357	$3,136

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA						$3,136
Centralized costs (1)						(799)
Corporate expenses						(1,770)
Depreciation and amortization						(1,975)
Stock-based compensation						(106)
Other income (expense)						1
Net loss						$(1,513)

(1)	Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market. These costs totaled $86 and $46 respectively for the three months ended March 31, 2012 and 2011.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on May 10, 2012 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through May 17, 2012 at 11:59 p.m. ET by dialing 800-585-8367 or 404-537-3406 (for international callers) using pass code 72701708.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=112334.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in 12 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno, and the greater Providence area where the Company is based. In 2011, Towerstream launched its Manhattan Wi-Fi network geared towards mobile operators, retail/daily deal providers and Wi-Fi operators. For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

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Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand a Wi-Fi network in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net

MEDIA CONTACT:

Todd Barrish

Indicate Media
646-396-6090

todd@indicatemedia.com

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